Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS; PROVIDES 2020 OUTLOOK

•	4Q19 EPS of $0.36
•	Full Year 2019 EPS of $1.91
•	Full Year 2019 Net Income and EBITDA of $82.7 million and $264.3 million, respectively
•	2020 Net Income is expected to be flat with the 2019 level; expect negative COVID-19 impact
•	Reaffirm $30 million in financial benefits in 2020 from new vessels and infrastructure investments

HONOLULU, Hawaii (February 25, 2020) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $15.6 million, or $0.36 per diluted share, for the quarter ended December 31, 2019.  Net income for the quarter ended December  31, 2018 was $20.6 million, or $0.48 per diluted share.  Consolidated revenue for the fourth quarter 2019 was $540.7 million compared with $564.9 million for the fourth quarter 2018.

For the full year 2019, Matson reported net income of $82.7 million, or $1.91 per diluted share, compared with $109.0 million, or $2.53 per diluted share, in 2018.  Consolidated revenue for the full year 2019 was $2,203.1 million, compared with $2,222.8 million in 2018.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Despite our tradelanes performing largely as expected, our consolidated financial results in the quarter came in below our expectations.  Our China tradelane service outperformed against a difficult comparison and we saw a modest rebound in our Hawaii service, but the contribution from our SSAT joint venture fell short of our expectations.  Our financial performance for the full year 2019 was mixed with our China and Alaska tradelane services and Logistics making solid contributions, but our SSAT joint venture and Hawaii tradelane service coming in below expectations.  Overall, 2019 was an important transition year for Matson as we made significant progress on our investments in our Hawaii tradelane with the delivery of two new vessels,  Kaimana Hila and Lurline, and the installation of three new gantry cranes at Sand Island.”

Mr. Cox added, “For the full year 2020, we expect improved consolidated financial performance led by the reduction in fleet deployment to nine vessels in our Hawaii tradelane service and the financial benefits from our other infrastructure-related investments, partially offset by the negative financial impact from COVID-19 on our CLX service, at SSAT and in Logistics of approximately $15 million in aggregate.  As of today, we currently estimate the COVID-19 financial impact to Matson to be limited to the first half of the year with most of the financial impact in the first quarter, but the magnitude and timing could change as the situation evolves.  We expect net income to be flat and EBITDA to be higher than the levels achieved in 2019.  Specifically, we expect EBITDA in 2020 to be approximately $280 million.”

Fourth Quarter 2019 Discussion and Outlook for 2020

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2019 was 1.1 percent higher year-over-year primarily due to positive container market growth.  Although Hawaii’s rate of economic growth is expected to continue slowing, recent increases in key economic factors, such as construction activity and visitor traffic, are expected to support continued GDP growth.    The Company expects volume in 2020 to be higher compared to the level achieved in 2019, reflecting favorable economic conditions in Hawaii and stable market share.

In China, the Company’s container volume in the fourth quarter 2019 was 4.3 percent higher year-over-year primarily due to larger vessel capacity deployed in the tradelane coupled with strong demand for Matson’s differentiated service.  Matson continued to realize a sizeable rate premium in the fourth quarter 2019 and achieved average freight rates that were modestly lower than the exceptional level achieved in the fourth quarter 2018.  In the fourth quarter of 2018, the Company experienced unusually strong performance as a result of the U.S.-China trade situation.  For 2020, the Company expects to face challenging conditions in the first half of the year as a result of COVID-19, but expects the second half of the year to be comparable to the strong performance achieved in the second half of 2019.  Therefore, the Company expects volume in 2020 to be modestly lower than the prior year and average freight rates in 2020 to approximate the levels achieved in 2019.

In Guam, the Company’s container volume in the fourth quarter 2019 was 7.7 percent lower on a year-over-year basis primarily due to typhoon relief volume in the year ago period.  For 2020, the Company expects volume to approximate the level achieved last year and expects the highly competitive environment to remain.

In Alaska, the Company’s container volume for the fourth quarter 2019 declined 0.7 percent year-over-year.  The Company experienced slightly lower northbound volume and modestly higher southbound volume compared to the levels achieved in fourth quarter 2018.  For 2020, the Company expects volume to be modestly higher than the level achieved in 2019, with higher northbound volume, including volume in the first quarter related to the dry-docking of a competitor’s vessel, and slightly lower southbound volume compared to the levels achieved in 2019.

The contribution in the fourth quarter 2019 from the Company’s SSAT joint venture investment was $5.0 million lower than the fourth quarter 2018.  The decrease was primarily due to higher terminal operating costs and lower lift volume.   For 2020, the Company expects the contribution from SSAT to be lower due to lower lift volume primarily driven by the negative effects of COVID-19, partially offset by improved operating cost efficiencies.

As a result of the business outlook noted above, the Company expects full year 2020 Ocean Transportation operating income to be higher than the $90.8 million achieved in 2019.  In the first quarter 2020, the Company expects Ocean Transportation operating income to be approximately breakeven versus the $9.4 million achieved in the year ago period.  The vast majority of the estimated $15 million COVID-19 financial impact is factored into the Ocean Transportation operating income outlook for the first quarter 2020.

Logistics: In the fourth quarter 2019, operating income for the Company’s Logistics segment was $1.5 million lower compared to the operating income achieved in the fourth quarter 2018.  For 2020, the Company expects Logistics operating income to be lower than the level achieved in 2019 of $38.3 million.  In the first quarter 2020, the Company expects Logistics operating income to be lower than the $8.1 million achieved in the first quarter 2019.  The full year 2020 and first quarter 2020 operating income outlook includes a modest negative financial impact from COVID-19.

Depreciation and Amortization: For the full year 2020, the Company expects depreciation and amortization expense to be approximately $135 million, inclusive of dry-docking amortization of approximately $25 million.

Other Income (Expense): The Company expects full year 2020 other income (expense) to be approximately $2 million in income, which is attributable to other component costs related to the Company’s pension and post-retirement plans.

Interest Expense: The Company expects interest expense for the full year 2020 to be approximately $33 million.

Income Taxes:  In the fourth quarter 2019, the Company’s effective tax rate was 22.4 percent.  For the full year 2020, the Company expects its effective tax rate to be approximately 26.0 percent.

Net Income, Operating Income and EBITDA: The Company expects net income in 2020 to be flat year-over-year and expects consolidated operating income and EBITDA in 2020 to be approximately $143 million and $280 million,  respectively, including approximately $15 million negative impact from COVID-19.

Capital and Vessel Dry-docking Expenditures:  For the full year 2019, the Company made other capital expenditure payments of $91.2 million, capitalized vessel construction expenditures of $219.1 million, and dry-docking payments of $25.9 million.  For the full year 2020, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $110 million, vessel construction expenditures (including capitalized interest and owner’s items) of approximately $75 million, and dry-docking payments of approximately $15 million.

Results By Segment

Ocean Transportation — Three months ended December 31, 2019 compared with 2018

	Three Months Ended December 31,
(Dollars in millions)	2019	2018	Change
Ocean Transportation revenue	$416.1	$418.1	$(2.0)	(0.5)%
Operating costs and expenses	(398.3)	(396.7)	(1.6)	0.4%
Operating income	$17.8	$21.4	$(3.6)	(16.8)%
Operating income margin	4.3%	5.1%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	37,300	36,900	400	1.1%
Hawaii automobiles	13,500	16,400	(2,900)	(17.7)%
Alaska containers	14,800	14,900	(100)	(0.7)%
China containers	16,900	16,200	700	4.3%
Guam containers	4,800	5,200	(400)	(7.7)%
Other containers (2)	4,200	5,000	(800)	(16.0)%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $2.0 million during the three months ended December 31, 2019, compared with the three months ended December 31, 2018.  The decrease was primarily due to lower fuel-related surcharge revenue and lower freight revenue in Guam, partially offset by higher freight revenue in Alaska and Hawaii.

On a year-over-year FEU basis, Hawaii container volume increased 1.1 percent primarily due to positive container market growth;  Alaska volume declined 0.7 percent with slightly lower northbound volume and modestly higher southbound volume; China volume was 4.3 percent higher primarily due to larger vessel capacity deployed in the tradelane; Guam volume was 7.7 percent lower primarily due to typhoon relief volume in the year ago period;  and Other containers volume decreased 16.0 percent.

Ocean Transportation operating income decreased $3.6 million, or 16.8 percent, during the three months ended December 31, 2019, compared with the three months ended December 31, 2018.  The decrease was primarily due to a lower contribution from SSAT, higher terminal handling costs, and the timing of fuel-related surcharge collections, partially offset by a higher contribution from the Hawaii and Alaska services.

The Company’s SSAT terminal joint venture investment contributed $3.0 million during the three months ended December 31, 2019,  compared to a contribution of $8.0 million during the three months ended December 31, 2018.  The decrease was primarily due to higher terminal operating costs and lower lift volume.

Ocean Transportation — Year ended December 31, 2019 compared with 2018

	Years Ended December 31,
(Dollars in millions)	2019	2018	Change
Ocean Transportation revenue	$1,666.6	$1,641.3	$25.3	1.5%
Operating costs and expenses	(1,575.8)	(1,510.2)	(65.6)	4.3%
Operating income	$90.8	$131.1	$(40.3)	(30.7)%
Operating income margin	5.4%	8.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	146,600	148,700	(2,100)	(1.4)%
Hawaii automobiles	62,900	63,100	(200)	(0.3)%
Alaska containers	69,400	69,100	300	0.4%
China containers	64,000	61,600	2,400	3.9%
Guam containers	19,400	19,700	(300)	(1.5)%
Other containers (2)	16,900	16,300	600	3.7%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $25.3 million, or 1.5 percent, during the year ended December 31, 2019, compared with the year ended December 31, 2018.  The increase was primarily due to higher freight revenue in Alaska, higher freight rates in Hawaii, and higher revenue in China, partially offset by lower container volume in Hawaii and lower fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume decreased 1.4 percent primarily due to negative container market growth and weather-related impacts in the first quarter of 2019; Alaska volume increased by 0.4 percent primarily due to higher northbound volume, partially offset by northbound volume related to the dry-docking of a competitor’s vessel in the year ago period and lower southbound volume; China volume was 3.9 percent higher primarily due to stronger volume post Lunar New Year; Guam volume was 1.5 percent lower primarily due to typhoon relief volume in fourth quarter 2018; and Other containers volume increased 3.7 percent.

Ocean Transportation operating income decreased $40.3 million, or 30.7 percent, during the year ended December 31, 2019, compared with the year ended December 31, 2018.  The decrease was primarily due to higher terminal handling costs, higher vessel operating costs (including Maunalei lease expense), and a lower contribution from SSAT, partially offset by a higher contribution from the Alaska service.

The Company’s SSAT terminal joint venture investment contributed $20.8 million during the year ended December 31, 2019, compared to a contribution of $36.8 million during the year ended December 31, 2018.  The decrease was primarily due to higher terminal operating costs and the absence of favorable one-time items in the year ago period, partially offset by higher lift volume.

Logistics — Three months ended December 31, 2019 compared with 2018

	Three Months Ended December 31,
(Dollars in millions)	2019	2018	Change
Logistics revenue	$124.6	$146.8	$(22.2)	(15.1)%
Operating costs and expenses	(117.0)	(137.7)	20.7	(15.0)%
Operating income	$7.6	$9.1	$(1.5)	(16.5)%
Operating income margin	6.1%	6.2%

Logistics revenue decreased $22.2 million, or 15.1 percent, during the three months ended December 31, 2019, compared with the three months ended December 31, 2018.  The decrease was primarily due to lower transportation brokerage revenue.

Logistics operating income decreased $1.5 million, or 16.5 percent, for the three months ended December 31, 2019, compared with the three months ended December 31, 2018.    The decrease was due primarily to  a lower contribution from transportation brokerage.

Logistics — Year ended December 31, 2019 compared with 2018

	Years Ended December 31,
(Dollars in millions)	2019	2018	Change
Logistics revenue	$536.5	$581.5	$(45.0)	(7.7)%
Operating costs and expenses	(498.2)	(548.8)	50.6	(9.2)%
Operating income	$38.3	$32.7	$5.6	17.1%
Operating income margin	7.1%	5.6%

Logistics revenue decreased $45.0 million, or 7.7 percent, during the year ended December 31, 2019, compared with the year ended December 31, 2018.  The decrease was primarily due to lower transportation brokerage revenue, partially offset by higher freight forwarding revenue.

Logistics operating income increased $5.6 million, or 17.1 percent, for the year ended December 31, 2019, compared with the year ended December 31, 2018.  The increase was due primarily to higher contributions from freight forwarding and transportation brokerage.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $1.6 million from $19.6 million at December 31, 2018 to $21.2 million at December 31, 2019.  Matson generated net cash from operating activities of $248.8 million during the year ended December 31, 2019, compared to $305.0 million during the year ended December 31, 2018.  Capital expenditures, including capitalized vessel construction expenditures, totaled $310.3 million for the year ended December 31, 2019, compared with $401.2 million for the year ended December 31, 2018.  Total debt increased by $102.0 million during the year to $958.4 million as of  December 31, 2019, of which $910.0 million was classified as long-term debt.

Matson’s Net Income and EBITDA were $82.7 million and $264.3 million, respectively, for the year ended December 31, 2019.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 3.5 as of December 31, 2019.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.22 per share payable on March 5, 2020 to all shareholders of record as of the close of business on February 6, 2020.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EST when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Tuesday, February 25, 2020
Scheduled Time:	4:30 p.m. EST / 1:30 p.m. PST / 11:30 a.m. HST
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through March 3, 2020 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 9279028.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Long Beach, California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and various types of barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's ocean transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal services,  long-haul and regional highway brokerage, warehousing and distribution services,  consolidation and freight forwarding services, supply chain management services, and other services.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, net income, operating income, depreciation and amortization including dry-dock amortization, other income (expense), interest expense, profitability, cash flow expectations and uses of cash and cash flows, fleet renewal progress, vessel deployments and operating efficiencies, vessel transit times, fuel strategy and scrubber program, organic growth opportunities, economic effects of competitors’ services, trends in volumes, rate premiums and market conditions in the China service, economic growth and drivers in Hawaii and Alaska, Sand Island terminal upgrades, lift volumes and operating costs at SSAT, timing and amount of SSAT income and cash distributions, debt leverage levels, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19;  the ability of the NASSCO shipyard to construct and deliver Matsonia on the contemplated timeframe; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this report, which identify important factors that could affect the forward-looking statements in this report.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2019	2018	2019	2018
Operating Revenue:
Ocean Transportation	$416.1	$418.1	$1,666.6	$1,641.3
Logistics	124.6	146.8	536.5	581.5
Total Operating Revenue	540.7	564.9	2,203.1	2,222.8

Costs and Expenses:
Operating costs	(465.5)	(484.3)	(1,878.0)	(1,875.0)
Income from SSAT	3.0	8.0	20.8	36.8
Selling, general and administrative	(52.8)	(58.1)	(216.8)	(220.8)
Total Costs and Expenses	(515.3)	(534.4)	(2,074.0)	(2,059.0)

Operating Income	25.4	30.5	129.1	163.8
Interest expense	(5.6)	(4.3)	(22.5)	(18.7)
Other income (expense), net	0.3	0.7	1.2	2.6
Income before Income Taxes	20.1	26.9	107.8	147.7
Income taxes	(4.5)	(6.3)	(25.1)	(38.7)
Net Income	$15.6	$20.6	$82.7	$109.0

Basic Earnings Per Share	$0.36	$0.48	$1.93	$2.55
Diluted Earnings Per Share	$0.36	$0.48	$1.91	$2.53

Weighted Average Number of Shares Outstanding:
Basic	42.9	42.7	42.8	42.7
Diluted	43.4	43.2	43.3	43.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$21.2	$19.6
Other current assets	268.4	298.8
Total current assets	289.6	318.4
Long-term Assets:
Investment in SSAT	76.2	87.0
Property and equipment, net	1,598.1	1,366.6
Goodwill	327.8	327.8
Intangible assets, net	202.9	214.0
Other long-term assets	350.8	116.6
Total long-term assets	2,555.8	2,112.0
Total assets	$2,845.4	$2,430.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$48.4	$42.1
Other current liabilities	388.3	328.7
Total current liabilities	436.7	370.8
Long-term Liabilities:
Long-term debt	910.0	814.3
Deferred income taxes	337.6	312.7
Other long-term liabilities	355.4	177.3
Total long-term liabilities	1,603.0	1,304.3

Total shareholders’ equity	805.7	755.3
Total liabilities and shareholders’ equity	$2,845.4	$2,430.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2019	2018	2017
Cash Flows From Operating Activities:
Net income	$82.7	$109.0	$231.0
Reconciling adjustments:
Depreciation and amortization	100.4	94.4	101.2
Amortization of operating lease right of use assets	60.7	—	—
Deferred income taxes	23.6	29.3	(127.9)
Loss (Gain) on disposal of property and equipment	(1.4)	(1.9)	3.0
Share-based compensation expense	11.3	12.1	11.1
Income from SSAT	(20.8)	(36.8)	(28.2)
Distributions from SSAT	25.2	42.0	17.5
Changes in assets and liabilities:
Accounts receivable, net	17.8	(29.1)	(5.1)
Deferred dry-docking payments	(25.9)	(19.2)	(54.6)
Deferred dry-docking amortization	34.3	37.4	46.2
Prepaid expenses and other assets	24.5	4.2	14.4
Accounts payable, accruals and other liabilities	(13.9)	71.2	20.4
Operating lease liabilities	(59.9)	—	—
Other long-term liabilities	(9.8)	(7.6)	(4.1)
Net cash provided by operating activities	248.8	305.0	224.9

Cash Flows From Investing Activities:
Capitalized vessel construction expenditure	(219.1)	(338.6)	(252.0)
Other capital expenditures	(91.2)	(62.6)	(55.0)
Proceeds from (payments for) disposal of property and equipment	3.4	136.3	(0.2)
Cash deposits into Capital Construction Fund	(96.2)	(340.0)	(171.4)
Withdrawals from Capital Construction Fund	96.2	340.9	201.7
Proceeds from sale of other investments	—	3.7	—
Net cash used in investing activities	(306.9)	(260.3)	(276.9)

Cash Flows From Financing Activities:
Repayments of debt	(42.0)	(30.0)	(30.0)
Repayment of capital leases	(0.1)	(0.7)	(1.8)
Proceeds from revolving credit facility	622.1	963.9	469.0
Repayments of revolving credit facility	(478.0)	(933.9)	(319.0)
Payment of financing costs	—	—	(1.7)
Proceeds from issuance of common stock	0.3	0.7	1.9
Dividends paid	(37.2)	(35.4)	(33.8)
Repurchase of Matson common stock	—	—	(19.3)
Tax withholding related to net share settlements of restricted stock units	(3.1)	(4.6)	(7.4)
Net cash provided by (used in) financing activities	62.0	(40.0)	57.9

Net Increase in Cash, Cash Equivalents and Restricted Cash	3.9	4.7	5.9
Cash, Cash Equivalents and Restricted Cash, Beginning of the Year	24.5	19.8	13.9
Cash, Cash Equivalents and Restricted Cash, End of the Year	$28.4	$24.5	$19.8

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Year:
Cash and Cash Equivalents	$21.2	$19.6	$19.8
Restricted Cash	7.2	4.9	—
Total Cash, Cash Equivalents and Restricted Cash, End of the Year	$28.4	$24.5	$19.8

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$22.0	$18.3	$23.9
Income tax paid, net of income tax refunds	$(24.2)	$5.2	$2.6

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$8.5	$4.1	$1.2

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

December 31,
(In millions)	2019
Total Debt:	$958.4
Less: Cash and cash equivalents	(21.2)
Net Debt	$937.2

EBITDA RECONCILIATION

	Three Months Ended
	December 31,
(In millions)	2019	2018	Change
Net Income	$15.6	$20.6	$(5.0)
Add: Income taxes	4.5	6.3	(1.8)
Add: Interest expense	5.6	4.3	1.3
Add: Depreciation and amortization	26.9	23.3	3.6
Add: Dry-dock amortization	8.4	9.9	(1.5)
EBITDA (1)	$61.0	$64.4	$(3.4)

	Years Ended
	December 31,
(In millions)	2019	2018	Change
Net Income	$82.7	$109.0	$(26.3)
Add: Income taxes	25.1	38.7	(13.6)
Add: Interest expense	22.5	18.7	3.8
Add: Depreciation and amortization	99.7	93.5	6.2
Add: Dry-dock amortization	34.3	37.4	(3.1)
EBITDA (1)	$264.3	$297.3	$(33.0)

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.